EXHIBIT 10.22

[DATE]
[NAME]
[ADDRESS]

Re: Performance Award

Dear [NAME],

This letter (the “Letter”) sets forth the amount and terms of a discretionary performance award that you are receiving in recognition of the performance of NIKE, Inc. (the “Company”) for the period [DATE] - [DATE] and your role in delivering such performance. Effective as of the date hereof, the Company agrees as follows:

1.
Performance Award. Subject to the terms and conditions set forth in this Letter, you are hereby awarded a discretionary cash award (the “Award”) of $[AMOUNT]. Your Award will be paid (less applicable taxes required to be withheld with respect to such payment) in [a lump sum] [installments] on [date(s)], subject to your continued employment with the Company through the payment date.

2.
Clawback. The Award is subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation and any applicable securities, tax and stock exchange laws, rules, regulations and requirements relating to the recoupment or clawback of incentive compensation.

3.
No Right to Employment. For the avoidance of doubt, this Letter does not give you the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate you at any time for any reason, notwithstanding the existence of this Letter.

4.
No Assignment. Except as otherwise required by applicable law, none of your interests, benefits, payments, claims or rights under this Letter Agreement shall be subject in any manner to any claims of any of your creditors or beneficiaries, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

5.
Applicable Law. This Letter and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflict of laws principles thereof.

Sincerely,

NIKE, Inc.

By
Name:
Title: